Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

AgEagle Aerial Systems, Inc.

We have issued our report dated March 27, 2018, with respect to the financial statements of AgEagle Aerial Systems, Inc. for the years ended December 31, 2017 and 2016, incorporated by reference in this Registration Statement on Form S-3.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report, dated March 27, 2018, on our audit of the financial statements of AgEagle Aerial Systems, Inc., included in a Current Report on Form 8-K filed with the SEC on March 29, 2018, and to all references to our Firm under the caption “Experts” appearing in this Registration Statement.

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL July 23, 2018